Exhibit 99.1
FOR IMMEDIATE RELEASE
iCAD to Acquire Xoft, Inc.
Advances Commitment to Oncology Care Cycle with Leading Non-Radioactive
Brachytherapy Solutions for Breast and Other Cancers;
Conference Call Scheduled at 11:00 a.m. Eastern Time December 17
NASHUA, N.H. (December 16, 2010) — iCAD, Inc. (Nasdaq: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, announced today the signing of a definitive agreement to acquire Xoft, Inc., developer of the Axxent® eBx™ electronic brachytherapy system for approximately 8.47 million shares of iCAD common stock (representing approximately 15.6% of iCAD’s outstanding common shares after closing) and approximately $1.0 million in cash, for a total consideration at closing valued at approximately $13.1 million, exclusive of any potential earn-out payments described below. The acquisition is expected to close by year-end, and brings a breakthrough isotope-free cancer treatment platform technology to iCAD.
The portable Axxent System, which delivers electronically-controlled radiation therapy directly to cancer sites with minimal radiation exposure to surrounding healthy tissue, is FDA-cleared for the treatment of early stage breast cancer, endometrial cancer and skin cancer, and for the treatment of other cancers or conditions where radiation therapy is indicated. Xoft’s Axxent technology is approved for accelerated partial breast irradiation (APBI), which can be delivered twice daily for five days or it can be administered immediately following the lumpectomy procedure in only a few minutes with one course of therapy, also known as Intraoperative Radiation Therapy (IORT). The alternative is a traditional course of external beam radiation which is administered five days per week over a six to seven week timeframe. Traditional external beam therapy also requires a substantial investment in a shielded “bunker” due to the radioactive components involved in the treatment.
“The acquisition of Xoft will transform iCAD from a company focused on image analysis for the early detection of cancers to a broader player in the oncology market. We believe that early detection in combination with earlier targeted intervention will provide patients and care providers with the best tools available to achieve better clinical outcomes,” said Ken Ferry, President and CEO of iCAD. “Xoft’s technology allows radiation therapy to be delivered immediately after a lumpectomy in the surgical suite, and is being received with great enthusiasm by radiation oncologists, breast surgeons and patients alike. This breakthrough technology will expand iCAD’s reach to a new and largely untapped market. We are eager to welcome Xoft’s employees, customers and patients to iCAD as we pursue a business strategy that addresses the full cycle of cancer care — from detection and diagnosis to treatment and therapy monitoring.”
The Xoft proprietary electronic brachytherapy system offers a novel method of delivering targeted radiation internally using a proprietary miniaturized X-ray source rather than a decaying radioactive isotope. Because this electronic source is non-radioactive, emits low energy X-rays and can be turned on or off as needed, it has minimal special handling or shielding requirements.

TARGIT-A, a recent landmark trial published in The Lancet in June 2010, found that a single dose of radiotherapy delivered at the time of surgery should be considered as an alternative to a six to seven week regimen of external beam radiotherapy (www.thelancet.com, published online June 5, 2010 DOI:10.1016/S0140-6736(10)60837-9).
Xoft’s portable Axxent Controller, X-ray source and applicators can be utilized in hospital operating rooms and free standing radiation oncology centers. Xoft’s other products include disposable balloon applicators for breast cancer treatment and applicators for additional disease indications in gynecologic and skin cancers. These applicators are used with Xoft’s portable Axxent Controller. There are 58 Axxent systems installed worldwide with 56 in the U.S. including top cancer centers such as UCLA Medical Center, the Siteman Cancer Center at Barnes-Jewish Hospital, and Beth Israel Medical Center in New York City. These leading healthcare facilities and others have acquired the Xoft system to help meet the needs of the approximately 162,000 women with breast cancer in the U.S. each year who are candidates for this type of radiation therapy. While compliance rates vary widely between different populations based on proximity to care, length of treatment, and other factors, the use of Xoft’s technology expands patient access to potentially life-saving treatments globally.
“Xoft was founded to improve the delivery of critical therapy and expand patient access to potentially lifesaving radiation therapy for their cancer treatment,” said Michael Klein, President and CEO of Xoft. “iCAD has the leadership and processes in place to further advance this mission. We are thrilled to have the opportunity to work with iCAD to democratize the delivery of care with a cost-effective treatment option that can both increase access and facilitate greater patient compliance.”
Xoft net sales in 2010 are expected to be approximately $5.5 million. For 2011, iCAD believes the pro forma revenues including Xoft to be in the range of $34 million to $38 million, and with a blended gross margin in the low to mid 70%.
Acquisition Terms
iCAD plans to acquire 100% of the outstanding stock of Xoft in exchange for approximately 8.47 million shares of iCAD common stock and approximately $1.0 million in cash to certain shareholders, for a total consideration at closing of approximately $13.1 million, based on the average of the closing sale price of the Company’s common stock over the thirty trading days immediately preceding the closing date. Upon the close of the transaction, Xoft shareholders will own approximately 15.6% of iCAD’s outstanding common shares. There is an additional earn-out potential for Xoft shareholders that is tied to cumulative net revenue of Xoft products over the next three years, payable at the end of that period.
The threshold for earn-out consideration begins at $50 million of cumulative revenue of Xoft products over the three year period immediately following the closing. The “targeted” earn-out consideration of $20 million will occur at $76 million of cumulative revenue of Xoft products and the maximum earn-out consideration of $40 million would be achieved at $104 million of cumulative Xoft product revenue over the three year period.
The acquisition agreement contains customary representations, warranties, covenants, indemnifications and closing conditions.

RBC Capital Markets, LLC provided investment banking services to iCAD and Blank Rome LLP provided legal services. Wilson Sonsini Goodrich & Rosati provided legal services to Xoft.
Conference Call
iCAD management will host an investment community conference call beginning at 11:00 a.m. Eastern time on Friday, December 17, 2010 to discuss the acquisition and answer investor questions. Shareholders and other interested parties can participate in the conference call by dialing 866-783-2145 (domestic) or 857-350-1604 (international) and entering passcode 83278126. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com. A slide presentation will accompany the conference call and will be posted at 8 a.m. Eastern time on Friday, December 17, 2010 on the “Investors” section of the Company’s website.
A replay of the conference call will be available beginning two hours after its completion through December 24, 2010 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 72503126. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.
About Xoft, Inc.
Based in Sunnyvale, Calif., Xoft is a privately held company that develops Electronic Brachytherapy (eBx) systems based upon miniaturized X-ray tube technology for the practice of radiation oncology in a broad range of clinical settings, eliminating the need for heavily shielded environments. The Axxent treatment platform provides a therapeutic dose of radiation directly to the region at risk with minimal radiation exposure to surrounding healthy tissue and without the logistics and costs associated with using radioactive isotopes. FDA-cleared for treatment of early stage breast cancer, skin cancer and endometrial cancer, the Axxent System is also cleared for use in the treatment of other cancers or conditions where radiation therapy is indicated including IORT. For more information please visit www.xoftinc.com.
About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography and computed radiography), Magnetic Resonance Imaging (MRI) and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, more than 4,000 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, prostate, colon, and in the future, lung cancer. For more information please call (877) iCADnow or visit www.icadmed.com.
For iCAD, contact Darlene Deptula-Hicks at 603-882-5200 x7944, or via email at
ddeptula@icadmed.com
For Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at
212-838-3777 x6604 or via email at afields@lhai.com
For media inquiries, contact Liza Heapes of MSL Boston
at 617-369-8787 or via e-mail at liza.heapes@mslgroup.com
**NOTE TO EDITORS, IMAGES AVAILABLE

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks relating to the Company’s proposed acquisition of Xoft including, the expected benefits of the acquisition may not be achieved in a timely manner, or at all; the Xoft business operations may not be successfully integrated with iCAD’s following the closing and iCAD may be unable to achieve the expected synergies, business and strategic objectives following the transaction. In addition, there can be no assurance that the transaction will occur by the end of 2010, or at all and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.
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